Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of May 26, 2026, is made by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and together, the “Elliott Parties”), and Synopsys, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and the Elliott Parties have engaged in certain discussions concerning the Company; and

WHEREAS, the Company and the Elliott Parties desire to enter into this Agreement regarding the appointment of a certain new director to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Elliott Parties and the Company agree as follows:

1. Board Matters.

(a) Board Composition. As promptly as practicable following the date hereof, the Board and all applicable committees thereof shall have taken such actions as are necessary to (i) increase the size of the Board by one (1) and (ii) appoint Jesse Cohn (the “New Director”) to serve on the Board effective June 1, 2026, with a term expiring at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”).

(b) Director Agreements, Arrangements and Understandings. Each of the Elliott Parties represents, warrants, and agrees that neither it nor any of its Affiliates (as defined below) (i) has paid or will pay any compensation to the New Director in connection with such person’s service on the Board or any committee thereof, or (ii) has or will have any agreement, arrangement or understanding, written or oral, with the New Director regarding such person’s service on the Board or any committee thereof (for the avoidance of doubt, in each case excluding ordinary course employment agreements or arrangements with any of the Elliott Parties or their Affiliates).

(c) New Director Information. The New Director has provided to the Company, including authorization from the New Director with respect to background checks, information required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance or legal obligations, in each case, consistent with the information and background checks required by the Company in accordance with past practice with respect to other members of the Board (collectively, the “New Director Information”), and the Board has relied upon such New Director Information being accurate and complete in all material respects. Based on such New Director Information, the Board has reviewed and approved the qualifications of the New Director to serve as a member of the Board and meet the requirements to qualify as “independent” as defined by the listing standards of the Nasdaq Global Select Market and by the SEC (as defined below). In addition, in connection with and as a condition to the New Director’s nomination for election as a director at any future Company annual meeting of stockholders (including, for the avoidance of doubt, the 2027 Annual Meeting), the New Director will provide updates to such New Director Information as the Company reasonably requests.

(d) Nomination. The Company agrees that, provided the New Director is able and willing to serve on the Board:

(i) the Board shall include the New Director, together with the other persons recommended by the Board, in the Company’s slate of nominees for election as a director at the 2027 Annual Meeting in accordance with this Section 1(d), with a term expiring at the Company’s 2028 annual meeting of stockholders;

(ii) subject to Section 1(e), the Board will recommend that the stockholders of the Company vote to elect the New Director as a director of the Company at the 2027 Annual Meeting; and

(iii) the Company will use its commercially reasonable efforts (which will include the solicitation of proxies) to obtain the election of the New Director at the 2027 Annual Meeting (for the avoidance of doubt, the Company will only be required to use the same level of efforts and provide the same level of support as is used and/or provided for the other director nominees of the Company with respect to the 2027 Annual Meeting).

(e) Replacement New Director. If the New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the expiration of the Cooperation Period (as defined below), and at such time the Elliott Parties satisfy the Minimum Ownership Threshold (as defined below), the Company and the Elliott Parties shall cooperate in good faith to mutually select, and the Company shall appoint, as promptly as practicable, a replacement (such person, a “Replacement Director”) to serve as a director of the Company for the remainder of the New Director’s term. Effective upon the appointment of a Replacement Director to the Board, such Replacement Director will be considered the New Director for all purposes of this Agreement.

(f) Company Policies. The parties acknowledge that the New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary duties, codes of ethics and business conduct, trading and disclosure policies, director resignation policy, and other governance or other guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of the Company. The Company agrees and acknowledges that (i) no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, prohibit any member of the Board (including the New Director) from communicating with the Elliott Parties or their Representatives (as defined below), subject to such director’s observance of standard confidentiality obligations and fiduciary duties to the Company, (ii) no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, be violated by the New Director receiving indemnification and/or reimbursement of expenses from the Elliott Parties or their Affiliates in connection with his service or action as an employee of an Elliott Party or an Affiliate of an Elliott Party (and not in connection with his service or action as a director of the Company), (iii) no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, apply to the Elliott Parties and their Affiliates as a result of the New Director’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as the Elliott Parties and their Affiliates are not directors or employees of the Company, and (iv) the New Director may provide confidential information of the Company to the Elliott Parties for the purpose of assisting the New Director in his role as a director of the Company and related compliance matters for the Company and the Elliott Parties, subject to, and solely in accordance with the terms of, a customary confidentiality agreement that certain Elliott Parties and the Company will enter into in connection with this Agreement (the “Confidentiality Agreement”).

(g) Board Committees. As soon as reasonably practicable following the appointment of the New Director to the Board, the Board shall take all action necessary to appoint the New Director to the Corporate Governance and Nominating Committee of the Board (the “CGN Committee”). As a CGN Committee member, the New Director will participate in, among other things, reviewing the appropriate mix of experience, characteristics and skills of Board and committee members and recommending any proposed changes thereto.

(h) Termination; Resignation of the New Director. The Company’s obligations under this Section 1 shall automatically terminate, and the Elliott Parties shall have no rights under this Section 1, upon the earlier of: (i) such time as the Elliott Parties cease to beneficially own a “net long position” of, or have aggregate net-long economic exposure to, at least 1.5% of the then-outstanding Common Stock (the “Minimum Ownership Threshold”), (ii) if any Elliott Party materially breaches this Agreement (including if any of the Elliott Parties or any Restricted Person submits any director nomination for election at any meeting of the Company’s stockholders in breach of Section 2(c)), as finally determined by a court of competent jurisdiction, upon five (5) business days’ written notice by the Company to the Elliott Parties of such breach, if such breach has not been cured by the end of such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or during such notice period, (iii) such time as the New Director notifies the Company of his intent to resign from the Board and the Elliott Parties irrevocably waive in writing any right to have a Replacement Director for the New Director appointed or (iv) if any of the Elliott Parties or any other Restricted Person submits any director nomination for election at any meeting of the Company’s stockholders. Upon the occurrence of an event described in clause (ii) or (iv), if the New Director is on the Board, he shall promptly deliver his written resignation to the Board for his immediate resignation, and the Elliott Parties agree to cause, and agree to cause their respective controlled Affiliates to cause, the New Director to resign from the Board if he fails to resign if and when required pursuant to this Section 1(h).

2. Cooperation.

(a) Non-Disparagement. During the Cooperation Period, the Company and each Elliott Party shall refrain from making, and shall cause its respective Covered Persons (as defined below) not to make or cause to be made, any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or otherwise is reasonably likely to damage the reputation, of (i) in the case of any such statements or announcements by any of the Elliott Parties or their Covered Persons, the Company and its Affiliates or any of its or their respective current or former Covered Persons, and (ii) in the case of any such statements or announcements by the Company or its Covered Persons, the Elliott Parties and their respective Affiliates or any of their respective current or former Covered Persons, in each case, including: (x) in any statement (oral or written), document, or report filed with, furnished, or otherwise provided to, the SEC or any other governmental or regulatory authority, (y) in any press release or other publicly available format, and (z) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview or podcast, Internet or social media communication). The foregoing shall not (a) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder, (b) apply to any private communications among the Elliott Parties and their Affiliates, Covered Persons and their respective Representatives (in their respective capacities as such), (c) apply to any private communications among the Company and its Affiliates, Covered Persons and their respective Representatives (in their respective capacities as such), or (d) apply to any private communications between any of the persons listed in (b), on the one hand, and (c), on the other hand.

(b) Voting of the Elliott Parties’ Shares. During the Cooperation Period, each Elliott Party will cause all of the Common Stock that such Elliott Party or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct be voted), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting: (i) in favor of each director nominated and recommended by the Board for election at the 2027 Annual Meeting, or, if applicable, any other meeting or action by written consent of stockholders of the Company held during the Cooperation Period, (ii) against any nominees for election as directors that are not approved and recommended by the Board for election at any such meeting or through written consent of stockholders of the Company, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) in accordance with recommendations by the Board on all other proposals or business that may be the subject of shareholder action at any such meeting or action by written consent of stockholders of the Company; provided, however, that the Elliott Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction (as defined below); provided, further, that, in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board, the filling of vacancies on the Board or the Company’s “say on pay” proposal), the Elliott Parties and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c) Standstill. During the Cooperation Period, each Elliott Party will not, and will cause its Covered Persons (such persons, together with the Elliott Parties, collectively, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of or by the Board:

(i) acquire, effect or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of, record or beneficial ownership of, or economic exposure to, any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result, if consummated, in the Elliott Parties (together with their Affiliates) having beneficial ownership of more than 4.9% of the Common Stock outstanding at such time, or aggregate economic exposure to more than 7.5% of the Common Stock outstanding at such time;

(ii) (A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (E) conduct a referendum of stockholders of the Company;

(iii) make any request for any stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or any of its subsidiaries;

(iv) (A) engage in any “solicitation” (as such term is used in the proxy rules but including, for the avoidance of doubt, solicitations of ten (10) or fewer stockholders which would otherwise be excluded from the definition of “solicitation” pursuant to Rule 14a-2(b)(2) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or (B) become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;

(v) make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution, spin-off, split-off or other similar separation of one or more business units, sale or other disposition of all or substantially all of the Company’s assets, or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction, in each case on the same basis as other stockholders of the Company);

(vi) make any public proposal with respect to (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board, other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management, governance or corporate structure, (D) any waiver, amendment or modification to the Restated Certificate of Incorporation of the Company or the Amended and Restated Bylaws (collectively, the “Organizational Documents”, as amended from time to time), (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy or consent relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement);

(viii) form, join or act in concert with any “group”, as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;

(ix) enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely with Affiliates of the Elliott Parties or (C) granting proxies in solicitations approved by the Board;

(x) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a “net long position” in the Company;

(xi) sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii) institute, solicit or join as a party any litigation, arbitration, or other proceeding against or involving the Company or its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 9, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising any statutory appraisal rights or (E) responding to or complying with validly issued legal process;

(xiii) enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xiv) make any request or submit any proposal to amend or waive the terms of this Section 2(c) (including this subclause), in each case, publicly or that would reasonably be expected to result in a public announcement or disclosure of such request or proposal.

The restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including a failure by the Company to appoint the New Director to the Board in accordance with Section 1(a), a failure by the Company to appoint a Replacement Director to the Board in accordance with Section 1(e), or a failure by the Company to issue the Press Release (as defined below) in accordance with Section 3) upon five (5) business days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period, provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or during the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets of the Company having an aggregate value exceeding 50% of the aggregate enterprise value of the Company; (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets (excluding, for the avoidance of doubt, acquisitions of equipment or facilities in ordinary course business operations) having an aggregate value exceeding 30% of the market capitalization of the Company during the Cooperation Period or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 20% of the Common Stock (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and (C) the commencement of any tender or exchange offer (by any person or group other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer).

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including, but not limited to, the restrictions in this Section 2(c)) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party that is a party to such Extraordinary Transaction, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) providing its views privately to any members of the Board or the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons.

3. Public Announcements. Not later than 1:15 p.m., Pacific Time, on May 27, 2026, the Company shall issue a press release in the form attached to this Agreement as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Elliott Parties and their Representatives with a copy of the Form 8-K prior to its filing with the SEC and shall consider any timely and reasonable comments of the Elliott Parties and their Representatives. Neither of the Company or any of its Affiliates nor the Elliott Parties or any of their respective Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party.

4. Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any Organizational Document or material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5. Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company as follows: (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Elliott Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound.

6. Other Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity solely by reason of the fact that one or more of such person’s employees, directors or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Elliott Parties or their Affiliates unless such portfolio operating company is acting at the direction of any Elliott Party or any of its Affiliates with respect to the Company.

(b) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates has or shares the right to vote or dispose;

(c) the term “business day” shall mean any day other than a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in Sunnyvale, California;

(d) the term “Bylaws” shall mean the Company’s Amended and Restated Bylaws (as amended or restated from time to time);

(e) the term “Common Stock” means the Company’s Common Stock, par value $0.01 per share;

(f) the term “Cooperation Period” shall mean the period from the date of this Agreement until the later of (i) the first anniversary of the date of this Agreement, and (ii) 10 days following the first date on which the New Director (or any Replacement Director for the New Director who is an employee of an Elliott Party or an Affiliate of an Elliott Party) ceases to serve on the Board;

(g) the term “Covered Persons” shall mean, (x) in the case of the Elliott Parties, each of their respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers, employees and other Representatives to the extent such Representatives are acting at any Elliott Party’s (or any of their respective Affiliates’) direction or on any Elliott Party’s (or any of their respective Affiliates’) behalf, and (y) in the case of the Company, the Company’s Affiliates and its and their respective principals, directors, members, officers and other Representatives to the extent such Representatives are acting at the Company’s (or its Affiliates’) direction or on the Company’s (or its Affiliates’) behalf;

(h) the term “net long position” shall be as defined in Rule 14e-4 under the Exchange Act;

(i) the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(j) the term “Representatives” with respect to a party, means such party’s directors, principals, managing members, general partners, managers, officers, employees, agents, advisors and other representatives;

(k) the term “SEC” means the U.S. Securities and Exchange Commission;

(l) the term “Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(m) the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as it pertains to any obligations of the Elliott Parties or any Restricted Persons hereunder (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities or other interests of the Company.

7. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one business day after being sent or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:

if to the Company:

Synopsys, Inc. 675 Almanor Ave
Sunnyvale, CA 94085
Attention:	General Counsel
Email:	[***]
[***]

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	Sebastian Alsheimer
J.T. Ho
Paul J. Shim
Email:	salsheimer@cgsh.com
jtho@cgsh.com pshim@cgsh.com

if to the Elliott Parties:

c/o Elliott Investment Management L.P. 360 S. Rosemary Ave., 18th floor
West Palm Beach, FL 33401
Attention:	Jesse Cohn
Scott Grinsell
Email:	[***]
[***]

with a copy to:

Olshan Frome Wolosky LLP 1325 Avenue of the Americas
New York, New York 10019
Attention:	Steve Wolosky
Kenneth Mantel
Rebecca Van Derlaske
Email:	swolosky@olshanlaw.com
kmantel@olshanlaw.com rvanderlaske@olshanlaw.com

At any time, any party hereto may, by notice given in accordance with this Section 7 to the other parties hereto, provide updated information for notices hereunder.

8. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

9. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b) THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(c) The Company and each Elliott Party irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware and the appellate courts thereof for any action, suit, or proceeding (whether in contract, tort or otherwise) arising out of or relating to this Agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(d) Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party hereto shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

10. Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

12. Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.

13. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.

14. No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15. Entire Understanding; Amendment. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.

16. Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “Affiliate,” “Representative,” “Restricted Person”, and “Covered Person” shall each include any person who becomes an Affiliate, Representative, Restricted Person, or Covered Person, respectively, subsequent to the date of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

[Signature page follows]

ELLIOTT PARTIES

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT ASSOCIATES, L.P.

By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Hambledon, Inc., its General Partner

By: Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Cooperation Agreement]

COMPANY

SYNOPSYS, INC.

By:	/s/ Janet Lee
Name: Janet Lee
Title: General Counsel and Corporate Secretary

[Signature Page to Cooperation Agreement]

Exhibit A

Form of Press Release